Exhibit 99.1

OfficeMax
263 Shuman Blvd
Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX TO PRESENT TODAY AT CITI’S 6TH ANNUAL SMALL/MID CAP CONFERENCE

Company to Reiterate Outlook for Fourth Quarter of 2009

NAPERVILLE, Ill., November 19, 2009 — OfficeMax® Incorporated (NYSE: OMX) a leader in office products and services, is scheduled to present today at the Citi 6th Annual Small/Mid Cap Conference at 9:10 a.m. ET.

As part of the presentation, the company plans to reiterate its outlook for the fourth quarter of 2009.  As previously reported on October 29th, the company expects sales in the fourth quarter of 2009 will decline on a year-over-year basis, but improve sequentially compared to the third quarter. The company expects a greater gross margin rate decline on a year-over-year basis in the fourth quarter of 2009 than it experienced in the third quarter, along with additional incentive compensation expense accruals similar to the level accrued in the third quarter. As a result, OfficeMax expects a fourth quarter of 2009 operating loss.

A live audio webcast of the presentation can be accessed today via the Internet by visiting the OfficeMax website at http://investor.officemax.com. The webcast will be archived and available online until December 21, 2009 and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 27, 2008, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

# # #